                                                              EXHIBIT 99.1
                                                                                                                                      News
For Immediate Release	Contact:
July 28, 2011	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $0.90
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Company Reports Sales of $268.4 Million; 5% Growth over Prior Year
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Board Declares Regular Quarterly Dividend of $0.05 per Share
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Highlights:

•	Solid Financial Performance: Operating Income of $25.1 million in Second Quarter
•	Cash Flow from Operations of $38 Million
•	Geographic Expansion and New Product Introductions Gaining Traction

NEW YORK, July 28, 2011—Minerals Technologies Inc. (NYSE: MTX) today reported second quarter diluted earnings per common share of $0.90 compared with $1.01 per share in the second quarter of 2010.
"Our second quarter results showed continued solid performance,” said Joseph C. Muscari, chairman and chief executive officer. “We are also beginning to see additional success with our initiatives to expand geographically and to introduce new products. We recently announced agreements to build a new satellite plant in Asia, commercialization of our new Fulfill™ E-325 PCC product at a paper mill in Thailand and the launch of our innovative new laser-scanning technology for the worldwide steel industry.”

SECOND QUARTER
Year-Over-Year Comparison
The company's second quarter net income of $16.4 million compares to $19.0 million in the second quarter of 2010, a 13-percent decrease. Earnings per share were $0.90 compared to $1.01 in the prior year, an 11-percent decline.

Second quarter worldwide sales increased 5 percent to $268.4 million from the $255.8 million recorded in the same period in 2010. Foreign exchange had a favorable impact on sales of approximately $9.8 million, or 4 percentage points. Operating income declined 9 percent to $25.1 million from the $27.5 million recorded in the second quarter of 2010.
Second quarter worldwide sales for the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 2 percent to $171.8 million from the $168.2 million recorded in the second quarter of 2010. Foreign exchange had a favorable impact on sales of approximately $5.5 million, or 3 percentage points. Income from operations decreased to $18.6 million, down 2 percent from the $19.0 million recorded in the same period in 2010, excluding special items, and 4 percent from the $19.3 million recorded in the second quarter of 2010 on an as-reported basis.
PCC Products, which are used mainly in the manufacturing processes of the paper industry, recorded sales of $140.2 million, a 1-percent increase over the $138.4 million recorded in the same period of the previous year. Sales were affected by volume declines associated with paper mill annual maintenance shutdowns and other paper machine shutdowns in the second quarter. Sales in Processed Minerals products, which include ground calcium carbonate (GCC) and talc used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries, increased 6 percent to $31.6 million from $29.8 million in the second quarter of 2010. The increased sales in Processed Minerals were attributable to talc price increases and volume growth in both product lines.
Sales in the Refractories segment for the second quarter of 2011 were up 10 percent to $96.6 million from the $87.6 million recorded in the same period last year. Foreign exchange had a favorable impact on sales of approximately $4.3 million or 5 percentage points. The Refractories segment recorded operating income of $7.8 million, a 19-percent decrease from the $9.6 million recorded in the second quarter of 2010, excluding special items, and a 16-percent decrease from the $9.3 million recorded in the second quarter of 2010 on an as-reported basis. The decline in operating income was due primarily to higher raw material costs and to fewer special non-steel projects than had occurred in the second quarter of 2010.

Sequential Comparison
Minerals Technologies recorded net income of $16.4 million in the quarter compared with $15.8 million in the first quarter of 2011, a 4-percent increase. Earnings per share for the second quarter were $0.90 compared with $0.86 recorded in the previous quarter, a 5-percent sequential increase.
Worldwide sales in the second quarter increased 2 percent to $268.4 million from the $262.5 million in the first quarter of 2011. Foreign exchange had a favorable impact on sales of approximately $4.4 million, or 2 percentage points. Operating income of $25.1 million increased 1 percent from the $24.9 million recorded in the first quarter of 2011, excluding special items and 1 percent from the $24.7 million recorded on an as-recorded basis in the first quarter.
In the second quarter, sales in the Specialty Minerals segment decreased 1 percent from the $173.3 million in the first quarter of 2011. Operating income for the second quarter was $18.6 million, a 6-percent decline from the $19.7 million reported in the first quarter, excluding special items, and a 4-percent decline from the $19.3 million recorded in the prior quarter on an as-reported basis.
Worldwide net sales of PCC decreased 3 percent in the second quarter to $140.2 million from $144.8 million in the first quarter of this year. Paper PCC sales decreased 4 percent in the second quarter to $123.6 million from $129.2 million in the prior period primarily due to planned maintenance shutdowns at a number of paper mills during the second quarter. Foreign exchange had a favorable impact on sales of approximately $2.3 million or 2 percentage points. Sales of Processed Minerals products for the second quarter were $31.6 million, an 11-percent increase from the $28.5 million reported in the first quarter of 2011. Talc sales increased 11 percent to $12.7 million from $11.4 million in the prior quarter. GCC sales also increased 11 percent. The Processed Minerals product line’s increased sales were the result of volume growth and price increases in the talc product line.
Second quarter net sales in the Refractories segment increased 8 percent to $96.6 million from $89.2 million in the first quarter of 2011. This increase was attributable to price increases, volume growth in Europe and higher equipment sales. Foreign exchange had a favorable impact on sales of approximately $1.9 million, or 2 percentage points. Second quarter operating income for the Refractories segment was $7.8 million, a 16-percent increase from $6.7 million recorded in the first quarter of this year, excluding special items, and a 13-percent increase from the $6.9 million recorded in the prior period on an as-reported basis.

SIX MONTHS
Year-Over –Year Comparison
Net income for the first six months of 2011 was $32.2 million, or $1.75 per share, compared with $34.3 million, or $1.83 per share in 2010.
Minerals Technologies' worldwide sales for the first six months of 2011 increased 4 percent to $530.9 million compared with $509.2 million in the same period last year. Foreign exchange had a favorable impact on sales of $11.7 million or 2 percentage points of growth. Operating income for the six months was $49.8 million compared with $50.6 million in the prior year, a 2-percent decline. Excluding special items, operating income for the first six months of 2011 was $50.0 million compared with $51.5 million for the same period in 2010, a 3-percent decrease.
           The Specialty Minerals segment's worldwide sales for the first six months of 2011 increased 1 percent to $345.1 million from $340.3 million for the same period in 2010. Specialty Minerals recorded income from operations of $38.3 compared to $38.2 million for the first six months of 2010, excluding special items. On an as-reported basis, operating income increased 1 percent to $37.9 million from $37.7 million in the first six months of 2010.
The Refractories segment's sales for the first six months of 2011 were $185.8 million, a 10-percent increase over the $168.9 million recorded in the same period in 2010. For the six months, excluding special items, the segment’s operating income was $14.5 million compared with the $15.5 million in the first six months of 2010, a 6-percent decline. Operating income for the segment on an as-reported basis was $14.7 million, a 3-percent decrease from the $15.1 million recorded in the same period in 2010.
"We had solid financial performance in the first half, and, going forward we will continue to deploy our key operating initiatives as well as drive geographic expansion and penetration of our new products that will provide us future growth,” said Mr. Muscari.
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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on September 15, 2011 to shareholders of record on August 31, 2011.
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Minerals Technologies Inc. repurchased $13.9 million in company stock in the second quarter and has repurchased $54 million under the current $75 million share repurchase authorization. The company's Board of Directors authorized the company's management to repurchase, at its discretion, up to $75 million of additional shares over a two-year period upon completion of the existing share repurchase program.

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Minerals Technologies will sponsor a conference call tomorrow, July 29, 2011 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2010 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 3,	April 3,	July 4,			July 3,	July 4,
	2011	2011	2010	Prior Qtr.	Prior Year	2011	2010	Prior Year

Net sales	$268,399	$262,520	$255,770	2%	5%	$530,919	$509,227	4%

Cost of goods sold	214,725	209,578	200,725	2%	7%	424,303	402,814	5%

Production margin	53,674	52,942	55,045	1%	(2)%	106,616	106,413	0%

Marketing and administrative expenses	23,710	23,129	22,592	3%	5%	46,839	44,932	4%
Research and development expenses	4,897	4,869	4,928	1%	(1)%	9,766	10,052	(3)%
Restructuring and other charges	0	230	13	(100)%	(100)%	230	865	(73)%
Income (loss) from operations	25,067	24,714	27,512	1%	(9)%	49,781	50,564	(2)%

Non-operating income (deductions) - net	(799)	(837)	535	(5)%	*	(1,636)	486	*

Income (loss) from continuing operations, before tax	24,268	23,877	28,047	2%	(13)%	48,145	51,050	(6)%

Provision (benefit) for taxes on income (loss)	7,112	7,187	8,414	(1)%	(15)%	14,299	15,315	(7)%

Consolidated net income (loss)	17,156	16,690	19,633	3%	(13)%	33,846	35,735	(5)%

Less: Net income attributable to non-controlling interests	743	909	674	(18)%	10%	1,652	1,407	17%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$16,413	$15,781	$18,959	4%	(13)%	$32,194	$34,328	(6)%

Weighted average number of common shares outstanding:

Basic	18,177	18,276	18,700			18,227	18,734

Diluted	18,290	18,415	18,749			18,353	18,793

Earnings per share attributable to MTI:

Basic:	$0.90	$0.86	$1.01	5%	(11)%	$1.77	$1.83	(3)%

Diluted:	$0.90	0.86	1.01	5%	(11)%	1.75	1.83	(4)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended July 4, 2011 and July 3, 2010 contain 91 days.   The quarterly period ended April 3, 2011 consists of 93 days.  The six month periods ended July 4, 2011 and July 3, 2010 contain 184 days and 185 days, respectively. '

2)	Restructuring and other exit costs recorded are as follows:

	(millions of dollars):

		Quarter Ended			Six Months Ended
		July 3,	Apr 3,	July 4,	July 3,	July 4,
		2011	2011	2010	2011	2010
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$(0.5)	$0.5	$(0.5)	$0.6
	Other exit costs	0.0	0.7	(0.5)	0.7	0.3
		$0.0	$0.2	$0.0	$0.2	$0.9

In the first quarter of 2011, the Company recorded additional restructuring costs associated with our PCC merchant facility in Germany.  This was partially offset by reversals of previously recorded liabilities.

	In the prior year, the Company recorded early lease termination costs associated with the announced closures of our satellite facilities in Franklin, Virginia, and Plymouth, North Carolina.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended July 3, 2011, April 3, 2011 and July 4, 2010 and the six month periods ended July 3, 2011 and July 4, 2010;  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 3,	Apr 3,	July 4,	July 3,	July 4,
		2011	2011	2010	2011	2010
	Net Income attributable to MTI, as reported	$16.4	$15.8	$19.0	$32.2	$34.3

	Special items:
	Restructuring and other costs	0.0	0.2	0.0	0.2	0.9
	Gain on sale of previously impaired assets	0.0	0.0	(0.2)	0.0	(0.2)
	Settlement related to customer contract termination	0.0	0.0	(0.8)	0.0	(0.8)
	Related tax effects on special items	0.0	(0.1)	0.4	(0.1)	0.1

	Net income attributable to MTI, excluding special items	$16.4	$15.9	$18.4	$32.3	$34.3

	Basic earnings per share, excluding special items	$0.90	$0.87	$0.98	$1.77	$1.83
	Diluted earnings per share, excluding special items	$0.90	$0.87	$0.98	$1.76	$1.83

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 3, 2011, April 3, 2011  and July 4, 2010  and the six month periods ended July 3, 2011 and July 4, 2010 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
		July 3,	Apr 3,	July 4,	July 3,	July 4,
		2011	2011	2010	2011	2010
	Cash flow from operations	$37.6	$19.1	$42.3	$56.7	$75.5
	Capital expenditures	13.8	8.2	7.7	22.0	16.0
	Free cash flow	$23.8	$10.9	$34.6	$34.7	$59.5

5)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Six Months Ended
		July 3,	Apr 3,	July 4,	July 3,	July 4,
		2011	2011	2010	2011	2010
	Interest income	$1.0	$0.8	$0.6	$1.8	$1.1
	Interest expense	(0.8)	(0.8)	(0.7)	(1.6)	(1.5)
	Foreign exchange gains (losses)	(0.8)	(0.5)	(0.4)	(1.3)	0.4
	Gain on sale of previously impaired assets	0.0	0.0	0.2	0.0	0.2
	Settlement related to customer contract termination	0.0	0.0	0.8	0.0	0.8
	Other deductions	(0.2)	(0.3)	0.0	(0.5)	(0.5)
	Non-operating deductions, net	$(0.8)	$(0.8)	$0.5	$(1.6)	$0.5

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 29, 2011  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	July 3,	April 3,	July 4,			July 3,	July 4,
	2011	2011	2010	Prior Qtr	Prior Year	2011	2010	Prior Year

United States	$141.2	$139.4	$138.6	1%	2%	$280.6	$275.1	2%
International	127.2	123.1	117.2	3%	9%	250.3	234.1	7%
Net Sales	$268.4	$262.5	$255.8	2%	5%	$530.9	$509.2	4%

Paper PCC	$123.6	$129.2	$123.2	(4)%	0%	$252.8	$253.9	(0)%
Specialty PCC	16.6	15.6	15.2	6%	9%	32.2	29.6	9%
PCC Products	$140.2	$144.8	$138.4	(3)%	1%	$285.0	$283.5	1%

Talc	$12.7	$11.4	$11.4	11%	11%	$24.1	$21.6	12%
Ground Calcium Carbonate	18.9	17.1	18.4	11%	3%	36.0	35.2	2%
Processed Minerals Products	$31.6	$28.5	$29.8	11%	6%	$60.1	$56.8	6%

Specialty Minerals Segment	$171.8	$173.3	$168.2	(1)%	2%	$345.1	$340.3	1%

Refractory products	$75.3	$69.6	$68.3	8%	10%	$144.9	$130.8	11%
Metallurgical Products	21.3	19.6	19.3	9%	10%	40.9	38.1	7%
Refractories Segment	$96.6	$89.2	$87.6	8%	10%	$185.8	$168.9	10%

Net Sales	$268.4	$262.5	$255.8	2%	5%	$530.9	$509.2	4%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$18.6	$19.3	$19.3	(4)%	(4)%	$37.9	$37.7	1%

Refractories Segment	$7.8	$6.9	$9.3	13%	(16)%	$14.7	$15.1	(3)%

Unallocated Corporate Expenses	$(1.3)	$(1.5)	$(1.1)	(13)%	18%	$(2.8)	$(2.2)	27%

Consolidated	$25.1	$24.7	$27.5	1%	(9)%	$49.8	$50.6	(2)%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.4	$(0.3)	*	*	$0.4	$0.5	(20)%

Refractories Segment	$0.0	$(0.2)	$0.3	*	*	$(0.2)	$0.4	*

Consolidated	$0.0	$0.2	$0.0	*	*	$0.2	$0.9	(78)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended July 3, 2011, April 3, 2011 and July 4, 2010 and the six month periods ended July 3, 2011 and July 4, 2010, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	July 3,	April 3,	July 4,			July 3,	July 4,
EXCLUDING SPECIAL ITEMS	2011	2011	2010	Prior Qtr.	Prior Year	2011	2010	Prior Year

Specialty Minerals Segment	$18.6	$19.7	$19.0	(6)%	(2)%	$38.3	$38.2	0%

Refractories Segment	$7.8	$6.7	$9.6	16%	(19)%	$14.5	$15.5	(6)%

Unallocated Corporate Expenses	$(1.3)	$(1.5)	$(1.1)	(13)%	18%	$(2.8)	$(2.2)	27%

Consolidated	$25.1	$24.9	$27.5	1%	(9)%	$50.0	$51.5	(3)%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		July 3,		December 31,
		2011	*	2010	**

Current assets:
	Cash & cash equivalents	$396,106		$367,827
	Short-term investments	16,763		16,707
	Accounts receivable, net	200,700		181,128
	Inventories	97,731		86,464
	Prepaid expenses and other current assets	28,260		23,446
	Total current assets	739,560		675,572

	Property, plant and equipment	1,273,149		1,238,421
	Less accumulated depreciation	943,336		905,624
	Net property, plant & equipment	329,813		332,797

	Goodwill	67,348		67,156
	Other assets and deferred charges	38,542		40,580

	Total assets	$1,175,263		$1,116,105

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$4,517		$4,611
	Current maturities of long-term debt	543		0
	Accounts payable	107,206		80,728
	Restructuring liabilities	1,985		3,484
	Other current liabilities	58,593		66,414
	Total current liabilities	172,844		155,237

	Long-term debt	93,710		92,621
	Other non-current liabilities	87,060		85,552
	Total liabilities	353,614		333,410

	Total MTI shareholders' equity	791,995		755,523
	Non-controlling Interest	29,654		27,172
	Total shareholders' equity	821,649		782,695

	Total liabilities and shareholders' equity	$1,175,263		$1,116,105

*	Unaudited
**	Condensed from audited financial statements.